EXHIBIT 23.3

                 CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Heartland Bancshares, Inc.


We consent to the inclusion in Registration Statement Form SB-2 and Prospectus of Heartland Bancshares, Inc., relating to the issuance of securities for the initial public offering, of our Independent Auditor's Report, dated July 25, 1997, on the financial statements of Heartland Bancshares, Inc. for the period from May 27, 1997 (date of inception) to June 30, 1997, and we consent to the use of our name and the statements with respect to us appearing under the heading "Experts" in the Prospectus.



                              /s/ Crowe, Chizek and Company LLP

                              Crowe, Chizek and Company LLP

July 25, 1997
Indianapolis, Indiana